Exhibit 99.2

December 1, 2008

Dear Shareholder:

As announced in our recent communications with you, we have launched Vision 2010, a strategic plan that will allow us to create value for our shareholders by making our platform more efficient (phase one), simplifying our capital structure (phase two) and preparing for growth as the financial crisis that our country is dealing with passes (phase three).  During the past six months we took some difficult but necessary steps to become more efficient by eliminating two inefficient areas of our company.  Through these “phase one” steps we have cut our overhead by 50% and dramatically reduced our need for transactional income.  This has created a more stable company with less volatile earnings and cash flows, allowing us, at this time, to continue paying dividends at historical rates for all share classes.

Now we must simplify our capital structure so we can access capital to fund growth and provide superior long-term returns to our investors.  As an initial step in this process, our Board has unanimously decided to privatize our company by discontinuing trading of our Class A shares, which will facilitate later steps in implementing phase two of Vision 2010.  We believe our shares will discontinue trading on or after December 19, 2008. Additionally, we will be discontinuing our dividend reinvestment program on all shares and suspending our optional redemption of Class C and Class D common shares in order to preserve cash and strengthen our balance sheet.

Our publicly-traded shares represent only about 20% of our equity capitalization.  Because of our very small trading volume, small orders, either buy-side or sell-side, can disproportionately move the price of our stock.    In other words, we believe our stock price is a poor indicator of the intrinsic value of the Company.  We also suffer increasing costs to be an exchange-listed company, which dilutes our dividend-paying ability.  As we complete phase two of Vision 2010 by simplifying our capital structure, and focusing on building value on Irreplaceable Corners, we believe we will be in a good position to build meaningful liquidity for all our shareholders.  This may take the form of re-listing on a major stock exchange, bringing in large institutional investors and/or launching of an IPO.  All this, of course, is contingent upon the ability of our nation to navigate the financial crisis that our country now faces.

AmREIT and its predecessors have weathered many financial storms in the past.    As the founder and chairman of this Company and a client with my own assets invested at AmREIT and within our funds, I feel positive about our long-term future.  But having lived through market downturns like this before, I do believe strong, courageous action is and will be necessary.  We will continue to communicate with you as we decide what next steps will allow our investors to succeed during these difficult times.

In the middle of the negative news about the US economy, is there anything to be optimistic about?  Absolutely.  Our portfolio is comprised of some of the highest quality properties in three of the top seven job growth markets in the US.  Our management team is experienced and has a track record of making prudent moves in difficult times.  As a 25 year old seasoned company, we are looking forward to taking advantage of the opportunities that will be afforded us as we emerge from this financial chaos.

We have attached a general Q&A document that will assist you with some of the questions you may have.  We have also posted a Company presentation to our website at www.amreit.com that goes into additional detail on our Company, our portfolio of properties and our plans.   In addition, please contact us if you would like additional insight or help by calling 713-850-1400 and speaking to Chad Braun, our Chief Financial Officer at extension 124, our investors services group at extension 130 or 151, or myself at extension 114.

Best Regards,

/s/ H. Kerr Taylor
H. Kerr Taylor
Chairman and CEO
AmREIT

Questions and Answers:

1.  Why did you decide to move from a Public (publicly listed) platform to a Private (non-traded) platform?

    a.     Our class A shares are thinly traded and liquidity is more illusory than real because trading blocks of modest size can significantly “move the market”, severely depressing our stock price if many shareholders try to liquidate their holdings.  Many advisors have concurred that given our size, lack of broad interest in our stock, and the excellent quality of our assets, we are currently better positioned to be a non-traded private company than a publicly traded company.  In addition, our class C and class D shares, which comprise about 75% of our outstanding capital (at original issuance prices), do not trade but have liquidation rights and voting rights that are essentially the same as our class A shares.  Therefore, our view is that our financing flexibility is complicated by having liquid and illiquid shares that have essentially the same rights.  With the potential conversion of class C and class D shares in 2010 and thereafter, there is risk that ALL shareholders would see a serious diminution in value if class A shares continued to trade as they do now.  Our plan of continuing to operate as a private REIT, we believe, will allow us to execute upon phase two of Vision 2010, grow our Company through phase three of Vision 2010 and provide liquidity to all shareholders on a fair basis through an eventual re-listing of our shares, IPO, institutional privatization, or other appropriate liquidity event.

2.  May I continue to maintain ownership of my class A shares?

    a.     Yes.  You may continue to hold your class A shares indefinitely.

3.  Will the Company lower our dividends?

    a.     Many real estate companies and REITs are lowering distributions and dividends because of the uncertainty of our financial times.  We are not currently lowering our AmREIT dividends; however, we cannot make any assurances that they will not be lowered in the future.  As a REIT, we are required to pay out 90% of our annual REIT taxable income to shareholders.  Although we have over-distributed our earnings in 2007 and 2008 (due in part to one-time charges associated with phase one of Vision 2010), we do not intend to over-distribute our earnings in 2009 and will seek to improve our liquidity, strengthen our balance sheet and prepare to take advantage of opportunities that arise out of these turbulent market conditions.

4.  How have you come to this decision?

    a.     Management and The Board have had  many long and extensive discussions regarding how to best build value for our shareholders.  This has resulted in what we call Vision 2010, a three phase strategic plan aimed at creating a more efficient and streamlined company.  The first phase was business model changes to reach greater efficiency and reduce the volatility of earnings.  The second phase is capital structure changes to simplify our capital structure in order to bring better valuation and liquidity to investors.  And the third phase is to pursue our goal to grow to a $5 billion platform within seven of the top growth markets in the US.

We have also had numerous conversations with some of the leading real estate investment bankers, attempting to vet our thoughts and determine if our direction is best for our shareholders.  Most recently, we returned from the annual meeting of the National Association of Real Estate Investment Trusts where we discussed our plans with three of the top real estate investment banking firms.  Their consensus, in our opinion, validates and supports the actions we are now taking on behalf of our shareholders.

5.  Do you think the current stock price accurately represents the value of the Company?

    a.     No.  Management and the Board do not believe the current stock price reflects the quality of the properties or the Company we have built.  Management and the Board believe that the steps that we are taking will help build long-term share value so that when a shareholder is able to sell shares, the shareholder will obtain a price that more closely represents the value of the high quality portfolio that we have built.

6.  Can the Company re-list at a later date?

    a.     Yes.  We should be able to re-list on any of the major exchanges at any time in the future subject to meeting listing requirements as to float, asset size and earnings levels.

7.  What is the health and quality of the overall real estate portfolio?

    a.     We encourage you to visit our website at www.amreit.com where we have posted our company’s latest investor presentation as well as a photo/information gallery on our properties.  You will find that our Irreplaceable Corner portfolio is institutional quality with high barriers to entry and the highest demographic metrics (average household income within a 3-mile radius and number of households within a 1-mile radius) of any of our shopping center peers.  Our occupancy is currently greater than 95%, has historically remained above 90%, and while we will certainly see some vacancies as the economic recession deepens, we believe the quality of our portfolio will outperform the peer group.

8.  Will the Company be able to provide a liquidity event within the next 2-3 years?

    a.     While we cannot give assurance on a time frame due to the complexity of the current economic conditions and other factors outside of our control, we are focused on increasing long term shareholder value and providing liquidity to all our shareholders in accordance with our goals and objectives.

9.  Will the Company continue the dividend reinvestment program and continue the optional redemption program?

    a.     No.  We will suspend our dividend re-investment program, as we deem it prudent at this time while we implement Vision 2010.  Since we have suspended dividend reinvestment, we are also suspending the optional redemption programs in an effort to preserve cash and strengthen our balance sheet.

10.  Is the Company at risk of failure?

    a.     No, we do not believe so.  We have some of the best real estate in some of the strongest markets in the country.  Our occupancy remains high.  Our debt is 85% fixed rate debt with no material near term maturities.  The greatest risk we face, we believe, is to ignore the problems with our capital structure.  We believe that taking the steps we have outlined will be very helpful in overcoming the capital structure issues that we face and will lead to a stronger and more valuable company for shareholders.

11.  What is the long term vision for the Company?

    a.     Vision 2010 is a plan that we believe will create value for all shareholders.  Phase one of the strategic plan has been substantially accomplished and has led to a more stable stream of income by reducing volatile profit centers of the company, cutting expenses and focusing our growth on our high quality portfolio of Irreplaceable Corners™.  We are in the midst of phase two of Vision 2010 and we believe it will lead to a more stable capital structure and allow institutional investors to embrace our company more fully.  This, we believe, will provide a better share price and real liquidity for shareholders.  The third phase of Vision 2010 envisions growth.  We are consulting with some of the most experienced real estate investment counselors and many of them are advising us to “stick to our knitting” regarding our real estate, our strong growth markets and our conservative debt structure.  What they are also telling us is that we should consider growing our platform by consolidating our affiliated partnerships and REITPlus into AmREIT.  They believe this will create a larger, more diverse, and more stable company that will be able to attract capital, grow dividends and ultimately emerge as a publicly listed company on the New York Stock Exchange or grow as an institutional grade private company (where institutions would potentially buy out current shareholders at intrinsic value and not depressed marketplace values).  We are studying all these options and will share our thoughts with you in the near future.

12.  How can I get more information?

    a.     Communication is the “3rd C” of AmREIT’s  “4 C culture”  emphasizing Character, Competence, Communication and Chemistry. We take communication very seriously and we will do everything we can to give you clear and truthful understanding of the steps we hope to take and the rationale behind those steps.

That is why we have worked so hard on this question and answer document.  Along with our public filings we also have provided an informative PowerPoint presentation on our website at www.amreit.com that we hope will be helpful in understanding the Company better.  The presentation was recorded on December 1, 2008 and can be found at the lower left side of the front page of the website.  Our customer relations team is also available for you at 713-850-1400 ext. 130 during the hours of 9:00 am to 5:00 pm CST.

Finally, we will also be sending out regular communication to you in our monthly dividend statements as we make progress toward the realization of our goals in Vision 2010.